Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Streamline Health Solutions, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock	Rule 457(c)	4,016,025	(3)	$0.295	$1,184,727.38	0.00014760	$174.87
Fees Previously Paid	Equity	Common Stock	Rule 457(c)	564,707	(4)	$0.295	$166,588.57	0.00014760	$24.59

	Total Offering Amounts						$1,351,315.94		$199.45
	Total Fees Previously Paid								─
	Total Fee Offsets								─
	Net Fee Due								$199.45

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of the Registrant’s common stock, $0.01 per share (the “Common Stock”), offered hereby also include such presently indeterminate number of shares of the Common Stock as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) of the Securities Act. The amount of the registration fee is based on a price of $0.295 per share of Common Stock, which is the average of the high and low prices of the registrant’s Common Stock as reported by the NASDAQ Capital Market on May 2, 2024.

(3)

Represents the maximum number of shares of Common Stock issuable upon the exercise of Warrants held by the selling securityholders identified in this registration statement, which may be offered for resale by such selling securityholders.

(4)	Consists of shares of Common Stock which were issued to the selling stockholder named in the prospectus included in this Registration Statement in a private placement.